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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 SOUTH CENTRAL AVENUE
                             ALSIP, ILLINOIS 60803
                                 (708) 293-4050

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 18, 2003

To the Stockholders of Universal Automotive Industries, Inc.:

         The Annual Meeting of Stockholders of Universal Automotive Industries, Inc. will be held on Friday, July 18, 2003, at 10:00 a.m., at the Radisson Hotel Lincolnwood, 4500 West Touhy Avenue, Lincolnwood, Illinois, for the following purposes:

         1. To elect eight Directors to serve until the next annual meeting of stockholders or until their successors are elected or qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only Stockholders of record as of the close of business on June 3, 2003, will be entitled to notice of and to vote at the meeting or at any adjournment thereof. A copy of the Universal Automotive Industries, Inc. Annual Report to Stockholders for the year ended December 31, 2002 is enclosed.

                                    By Order of the Board of Directors:



                                    Robert W. Zimmer
                                    Secretary

Chicago, Illinois

June 9, 2003

                             YOUR VOTE IS IMPORTANT

         REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL ASSURE THAT A QUORUM IS PRESENT AT THE MEETING AND SAVE US THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 SOUTH CENTRAL AVENUE
                              ALSIP, ILLINOIS 60803

                          -----------------------------

                                 PROXY STATEMENT

                         ------------------------------

                   PROXY SOLICITATION AND GENERAL INFORMATION

         This proxy statement (the "Proxy Statement") is furnished to the holders (collectively, the "Stockholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") and Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of Universal Automotive Industries, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors (the "Board of Directors") for use at the annual meeting of Stockholders (the "Meeting") to be held on Friday, July 18, 2003, at 10:00 a.m., at the Radisson Hotel Lincolnwood, 4500 West Touhy Avenue, Lincolnwood, Illinois, and any adjournment thereof. Our bylaws (the "Bylaws") require the Directors to call and hold an annual meeting of stockholders each year. We mailed this Proxy Statement and the enclosed proxy to our Stockholders on or about June 9, 2003. Stockholders who wish to attend the meeting should contact us at (708) 293-4050.

         Only Stockholders of record at the close of business on June 3, 2003 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, 8,224,949 shares of our Common Stock, having one vote each, were issued and outstanding. In addition, there were outstanding 201,438 shares of Series A Preferred Stock, convertible into 2,014,380 shares of Common Stock and 100,000 shares of Series B Preferred Stock, convertible into 1,000,000 shares of Common Stock, on the Record Date. The holder of the Series A Preferred Stock is entitled to cast a total of 1,866,645 votes and the holder of the Class B Preferred Stock is entitled to cast a total of 1,000,000 votes. The Series A and B Preferred Stock vote together with the Common Stock as one class on the matter covered by this Proxy Statement. A majority of the outstanding shares of Common Stock on an as-converted basis, represented at the Meeting in person or by proxy, will constitute a quorum.

         We will bear all costs associated with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement and the reimbursement of brokerage firms and other record holders of shares of Common Stock for their expenses in forwarding proxy materials to beneficial owners of such shares. Following the original solicitation of proxies by mail, proxies may be solicited by our officers and employees by telephone, facsimile, telegraph or in person. Such officers and employees will not be additionally compensated for soliciting proxies.

         Shares represented by properly executed proxies in the accompanying form received by the Board of Directors prior to the Meeting will be voted at the Meeting. Shares not represented by properly executed proxies will not be voted. If a Stockholder specifies a choice with respect to any matter to be acted upon, the shares represented by that proxy will be voted as specified. If the Stockholder does not specify a choice in an otherwise properly executed proxy with respect to any proposal referred to therein, the shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board of Directors described herein. A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to us before the proxy is voted at the Meeting;
(ii) executing and delivering a later-dated proxy; or (iii) attending the Meeting and voting the shares in person.

         The affirmative vote of a majority of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, with the Series A Preferred Stock and Series B Preferred Stock voting on an as converted basis and voting as a group with the holders of Common Stock, present in person or represented by proxy at the Meeting is required for the election of Directors. Votes may be cast in favor of matters voted on at the Meeting or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes (shares not voted by brokers due to the absence of instructions from street name holders) on a matter are not considered voted or as present or represented on that matter and will have no effect on the outcome of the election of Directors. Unless the context otherwise requires, the terms "we," "us" or "our" include Universal Automotive Industries, Inc. and our direct and indirect subsidiaries, including our predecessor, Universal Automotive, Inc.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated the eight persons named below for election as Directors at the Meeting to serve until the 2004 annual meeting of Stockholders and until their elected successors are qualified. The Bylaws provide that the Board of Directors shall consist of seven Directors or such greater or lesser number as the Board may fix from time to time. At the present time, our Board consists of seven persons and the Board has determined to increase the number of Board members to eight. Seven of the nominees below are presently serving as members of the Board of Directors and one of the nominees has not served previously as a Director. Each nominee has consented to have his or her name appear as a nominee in this Proxy Statement and to serve as a Director, if elected. Should any nominee become unable to serve as a Director, shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the Meeting by valid proxies may be voted for the election of such substitute nominee(s) as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve as a Director.

         The following information is provided concerning the nominees for election as Directors of the Company:

NAME                     AGE      DIRECTOR SINCE      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                     ---      --------------      --------------------------------------------
Arvin Scott              46       1986                Mr. Scott has served as our President and Chief Executive
                                                      Officer since March 1996. From 1994 to March 1996, Mr. Scott served as our President and Chief Executive Officer and of our predecessor, Universal Automotive, Inc. From 1986 to
                                                      October 1994, Mr. Scott served as our Vice President and of
                                                      Universal Automotive, Inc. Mr. Scott joined us in 1981 as a purchaser of automotive aftermarket replacement parts for
                                                      distribution in the Chicago jobber market. From 1984 to 1986,
                                                      Mr. Scott served as Vice President of an unaffiliated
                                                      Chicago-based warehouse distributor, of which he was a 50%
                                                      owner.

Yehuda Tzur              50       1981                Mr. Tzur, our founder, has served as the Chairman of our
                                                      Board of Directors since October 1994. From 1981 to March
                                                      1996, Mr. Tzur served as our President and Chief Executive
                                                      Officer and of our predecessor, Universal Automotive, Inc.

Sami Israel              61       1984                Mr. Israel has served as our Vice President since October
                                                      1994 and served as our Treasurer from 1984 to October 1994.
                                                      Mr. Israel manages our shipping and receiving operations
                                                      from our headquarters located in Alsip, Illinois.

Sheldon Robinson         76       1995                Mr. Robinson is an owner and President of Associated
                                                      Financial Consultants, Inc. and Robinson Financial Group,
                                                      Inc., which companies sell insurance and investment
                                                      products. Mr. Robinson has been in the insurance business
                                                      since 1963.

Dennis L. Kessler        64       1997                Mr. Kessler is President of Kessler Management Consulting,
                                                      LLC. Prior to February 1998, Mr. Kessler was Co-President
                                                      of Fel-Pro Incorporated which manufactures and distributes gaskets, engine parts and industrial chemicals.  Mr. Kessler previously served in various capacities with Fel-Pro,
                                                      beginning in 1964.

Zemin Xu                 32       2001                Mr. Xu is a Vice President and a Director of Venture
                                                      Equities Management, Inc.  From 1993 to 1998, Mr. Xu was the
                                                      Deputy General Manager of the Department of Investment at
                                                      Bank of China International Investment (Hainan) Ltd.

M. Catherine Jaros       54       2000                Ms. Jaros is President of M. Catherine Jaros Consulting and
                                                      a Managing Director of DSI Investment Banking Services,
                                                      Inc. Formerly, Ms. Jaros was the President/CEO of three
                                                      early to mid-stage retail-focused technology companies. Ms.
                                                      Jaros previously spent 25 years in senior and officer level marketing positions for Quaker Oats, Inc., Kraft Foods,
                                                      Inc., The Tribune Company, Inc. and Tappan Capital Partners.

Alan Zeffer              50       Nominee             Mr. Zeffer has been the Chief Financial Officer,
                                                      Secretary/Treasurer for WRP Corporation since April 2001.
                                                      WRP Corporation is a marketer of foodservice and medical
                                                      examination gloves in the United States through its wholly owned subsidiary, American Health Products Corporation.
                                                      Prior to joining WRP Corporation, Mr. Zeffer was Managing
                                                      Partner for Quest Capital Corporation, a corporate finance advisory firm that he founded in 1993. Mr. Zeffer also
                                                      served as Treasurer for Sybron International Corp. from 1987 until 1993.


         It is with great regret that we inform our Stockholders of the passing of Sol Weiner, one of our Directors, who passed away in March of this year. Mr. Weiner was a Director from 1995 until his passing. We would like to acknowledge the sound judgment and many contributions that Mr. Weiner provided to us over the years.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

                          CERTAIN INFORMATION REGARDING
                             THE BOARD OF DIRECTORS

         In 2002, the Board of Directors held four meetings. All of our directors attended at least 75% of all meetings. The Board of Directors presently has a Compensation Committee, a Nominating Committee and an Audit Committee.

         The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers. Because our executive officers' employment agreements presently control the compensation paid to such executive officers, the Compensation Committee did not meet during 2002. The Compensation Committee is presently comprised of Mr. Robinson and Mr. Kessler, neither of whom has ever been an officer or employee. Mr. Robinson is Chairman of the Compensation Committee.

         The Nominating Committee nominates candidates for election to the Board of Directors. The Nominating Committee consists of Mr. Scott (Chairman) and Messrs. Kessler, Tzur and Israel. The Nominating Committee did not meet during 2002.

         The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring our financial policies and control procedures, reviewing and monitoring the provision of non-audit services by our independent auditors and reviewing all potential conflict of interest situations. The Audit Committee is comprised of Mr. Robinson, Mr. Kessler and Ms. Jaros. Ms. Jaros is Chairman of the Audit Committee. The Audit Committee met three times during 2002.

         We, the members of the Audit Committee of Universal Automotive Industries, Inc., represent the following:

         1) The Audit Committee has reviewed and discussed our audited financial statements with our management;

         2) The Audit Committee has discussed with Ernst & Young, LLP, our independent auditors, the matters required to be discussed by Statement of Accounting Standards 61;

         3) The Audit Committee has received the written disclosures from Ernst & Young, LLP required by Independence Standards Board Standard No. 1 and has discussed with Ernst & Young, LLP its independence; and

         4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Form 10-K for the year ended December 31, 2002.

          M. Catherine Jaros     Dennis L. Kessler     Sheldon Robinson

         The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to Stockholders upon request. All of the members of the Audit Committee are independent, as independence is defined in
Section 4200 of the rules of the Nasdaq Stock Market.

                               EXECUTIVE OFFICERS

         The following sets forth information with respect to our executive officers who are not Directors. These officers are elected annually by the Directors and serve until their successors are elected or until their death, resignation or removal by the Directors:

         Robert W. Zimmer, Chief Financial Officer, Secretary and Treasurer. Mr. Zimmer joined us as our Chief Financial Officer, Secretary and Treasurer in November 2001. Prior to joining us, Mr. Zimmer was the Chief Financial Officer, Secretary and Treasurer of IMPAXX, Inc., an international packaging manufacturer. Mr. Zimmer was previously the Chief Financial Officer of CFI Industries, Inc. and Kalmus & Associates, Inc.

         Peter Riofski, Vice President and Controller. Mr. Riofski has served as our Controller since April 2000 and was elected to the position of Vice President and Controller in June 2002. Prior to joining us, Mr. Riofski was an Audit Manager with the independent accounting firm of Blackman, Kallick and Bartelstein, LLP.

                           SHARE OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of shares of our voting stock as of June 3, 2003 by:

         o        each Director and director nominee;

         o        each of our executive officers;

         o each person that is known by us to beneficially own more than 5% of the outstanding shares of our voting stock; and

         o        all of our Directors and executive officers as a group.

         As of June 3, 2003, we had 8,224,949 shares of Common Stock, 201,438 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock outstanding. The outstanding shares of Series A and Series B Preferred Stock, as of June 3, 2003, were convertible into a total of 3,014,380 shares of our Common Stock. The holder of the Series A Preferred Stock is entitled to cast a total of 1,866,645 votes and the holder of the Class B Preferred Stock is entitled to cast a total of 1,000,000 votes. Holders of Class A Preferred Stock and Class B Preferred Stock vote together with the Common Stock with respect to all matters covered by this Proxy Statement (in addition to voting rights as to certain matters limited to the holders of the Series A and B Preferred Stock).

         For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from June 3, 2003 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days from June 3, 2003, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person listed in the following table is 11859 South Central, Alsip, Illinois 60803.

                              BENEFICIAL OWNERSHIP

                                                                 Shares Issuable
                                                               Pursuant to Options
                                                                   or Warrants
                                                               Exercisable Within
                                                                   60 Days of
Name                                    Number of Shares          June 3, 2003          Percent Beneficially Owned
----                                    ----------------          ------------          --------------------------
Venture Equities Management, Inc.         2,014,380(1)            1,600,000(2)                   30.53%
Wanxiang America Corporation
Wanxiang Group Corporation
Arvin Scott                                 927,500                199,000(3)                    12.05%
Yehuda Tzur                                 988,600                102,000(4)                    11.71%
FINOVA Mezzanine Capital, Inc.            1,000,000(5)                 --                        10.84%
Sami Israel                                897,000(6)               15,200(7)                    9.98%
Sheldon Robinson                           100,000(8)               19,500(9)                    1.43%
Dennis L. Kessler                           115,000                 7,500(10)                    1.47%
Robert W. Zimmer                             6,500                 10,000(11)                      *
M. Catherine Jaros                           1,000                  3,500(12)                      *
Peter Riofski                                  --                   7,000(13)                      *
Zemin Xu                                       --                      --                          --
Alan Zeffer                                    --                      --                          --
All Directors, and officers as a           3,035,600               363,700(14)                   29.24%
group (10 persons)

-----------
* less than one percent

(1) Includes 201,438 shares of Series A Preferred Stock which are convertible into 2,014,380 shares of our Common Stock and have voting rights equivalent to 1,866,645 shares of Common Stock with respect to all matters to be voted on by the holders of Common Stock (in addition to voting rights as to certain matters limited to the holders of the Series A and B Preferred Stock). All of the shares of Series A Preferred Stock are owned by Venture Equities Management, Inc. Wanxiang America Corporation and Wanxiang Group Companies China are also considered beneficial owners of these shares. Wanxiang America Corporation and Wanxiang Group Companies China disclaim beneficial ownership of these shares. The address of Venture Equities Management, Inc. and Wanxiang America Corporation is 88 Airport Rd., Elgin, Illinois 60123. The address of Wanxiang Group Companies China is Xiaoshan District, Hangzhou, Zhejiang, 311215, P.R. China.

(2) Consists of warrants to purchase a total of 1,600,000 shares of our Common Stock owned by Venture Equities Management, Inc.

(3) Consists of 199,000 shares issuable upon the exercise of options held by Mr. Scott.

(4) Consists of 102,000 shares issuable upon the exercise of options held by Mr. Tzur.

(5) Consists of 100,000 shares of Series B Preferred Stock which are convertible into, and have voting rights equivalent to, 1,000,000 shares of our Common Stock. The address of FINOVA Mezzanine Capital Inc. is 500 Church Street, Suite 200, Nashville, Tennessee 37219.

(6)      Includes 423,050 shares owned by Mr. Israel's spouse and children.

(7) Consists of 15,200 shares of issuable upon the exercise of options held by Mr. Israel.

(8) Includes 100,000 shares owned by a general partnership managed by Mr. Robinson.

(9) Consists of 19,500 shares issuable upon the exercise of options held by Mr. Robinson.

(10) Consists of 7,500 shares issuable upon the exercise of options held by Mr. Kessler.

(11) Consists of 10,000 shares issuable upon the exercise of options held by Mr. Zimmer.

(12)     Consists of 3,500 shares issuable upon exercise of options held by Ms.
         Jaros.

(13) Consists of 7,000 shares issuable upon the exercise of options held by Mr. Riofski.

(14)     Consists of 363,700 shares issuable upon the exercise of options.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         Each Director who is not an officer or employee, except for Mr. Xu, receives a fee of $2,500 for each meeting of the Board of Directors attended, $500 for each meeting of a committee of the Board of Directors attended which is not in tandem with a meeting of the Board of Directors and is reimbursed for out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors. During 2002, Messrs. Robinson and Kessler and Ms. Jaros each received $10,000 in Directors fees. Although we do not have a formal policy regarding the issuance of options to Directors as part of their compensation, we historically have made an annual grant to each of our Directors of options to purchase shares of our Common Stock. In 2002 we issued options to purchase 2,500 shares of our Common Stock to each of Ms. Jaros, Mr. Kessler and Mr. Robinson, all of which had exercise prices of $1.86 per share.

         Compensation Committee. The Compensation Committee of our Board of Directors is comprised of Ms. Jaros, Mr. Robinson and Mr. Kessler, none of whom have ever been an officer or employee of ours. Mr. Robinson is chairman of the Compensation Committee. None of our executive officers serves or has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee. Before we formed the Compensation Committee, all compensation decisions were made by our entire Board of Directors. The duties of the Compensation Committee are generally to review employment, development, reassignment and compensation matters involving corporate officers and other executive level employees as may be appropriate including, among other things, issues relating to salary, bonus, stock options and other incentive arrangements.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         Presently, all compensation decisions relating to the salaries of the named executive officers are governed by employment agreements between each of Mr. Tzur, Scott and Israel and us, which agreements originally provided for the payment of annual base salaries of $135,000, subject to increases or decreases, to each of such individuals in amount as determined by either the Board of Directors or the Compensation Committee, and periodic bonuses. Because the named executive officers' employment agreements presently control the compensation paid to such executive officers, the Compensation Committee did not formulate policies with respect to the named executive officers' compensation during 2002.

          Sheldon Robinson     M. Catherine Jaros     Dennis L. Kessler

EMPLOYMENT AGREEMENTS

         Mr. Tzur, Mr. Scott and Mr. Israel are each parties to employment agreements with us. All of these agreements extend to May 2004, unless terminated sooner in accordance with the provisions of the agreements, and provide for the automatic renewal of the agreements for successive periods of one year. The employment agreements of Mr. Tzur, Mr. Scott and Mr. Israel currently provide for annual base salaries of $230,200, $256,985 and $143,230, respectively, and periodic bonuses. Under the terms of the employment agreements, as amended, each of these officers' compensation is subject to periodic adjustment by our Board of Directors, or a committee of the Board.

         The above employment agreements contain non-competition covenants under which Messrs. Tzur, Scott and Israel are prohibited from owning, subject to limited exceptions, or providing specified services to, businesses similar to or in competition with our business, during the period that these individuals are employed under the employment agreements, and for a one-year period thereafter.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the total annual compensation paid by us to our Chief Executive Officer and each of our other executive officers whose total cash compensation for the year ended December 31, 2002 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM           ALL OTHER
                                                     ANNUAL COMPENSATION          COMPENSATION        COMPENSATION
                                                     -------------------          ------------        ------------
NAME AND PRINCIPAL POSITION             YEAR        SALARY        BONUSES      NUMBER OF OPTIONS
---------------------------             ----        ------        -------      -----------------
Yehuda Tzur                             2002       $230,200     $25,000 (1)          50,000                --
Co-Chairman of the Board                2001       $212,000                          25,000                --
                                        2000       $208,000                          25,000                --
Arvin Scott                             2002       $256,985     $25,000 (1)         100,000                --
President and Chief Executive Officer   2001       $235,000                          50,000                --
                                        2000       $220,000                          25,000                --
Sami Israel                             2002       $143,230                          10,000                --
Vice President                          2001       $137,440                           3,000                --
                                        2000       $143,220                          10,000                --
Robert W. Zimmer                        2002       $160,000     $43,200 (2)            --                  --
Chief Financial Officer and             2001        $13,333     $10,000              50,000                --
Secretary(3)

     (1) Amount earned in 2002 and paid in 2003.

     (2) $15,000 paid in 2002 with balance paid in 2003.
     (3) Mr. Zimmer was employed by us effective November 30, 2001.

         The total compensation we paid to all persons who served as our directors and executive officers in 2002, five persons, was $902,415.

STOCK OPTION PLAN

         We maintain the Universal Automotive Industries, Inc. Share Option Plan, which we will refer to as the "stock option plan," for the benefit of key employees, non-employee Directors, advisors, independent contractors and other persons whom our Board of Directors believes are valuable to us. Options granted under the stock option plan may be either incentive stock options, or "ISOs," under Section 422 of the Internal Revenue Code of 1986 or nonstatutory options, or options which are not intended to be "incentive stock options," as defined in
Section 422 of the Code.

         Our stock option plan, which was adopted by the Board of Directors on October 13, 1994 and approved by our stockholders on October 13, 1994, is intended to encourage ownership of our Common Stock by eligible persons such as employees, officers, Directors and consultants, in order to attract these persons or to encourage them to serve or continue to serve with us, and to provide additional incentives for these persons to promote our success. The stock option plan has been amended on several occasions to increase the number of shares subject to the plan. The latest amendment increased the total shares of Common Stock reserved for issuance under the stock option plan to 1,400,000. The plan is administered by our Board of Directors, which may delegate its authority to a committee.

         Under our stock option plan, no ISOs may be granted after ten years from the date of adoption and approval of the stock option plan by our Board and stockholders. The fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by any person eligible to participate in the plan during any calendar year shall not exceed $100,000.

         The exercise price per share for shares underlying each nonstatutory option will be determined by our Board of Directors, which has the power to determine eligibility to receive options and the terms of any options granted, including the exercise price, the number of shares subject to the nonstatutory option, the vesting schedule and the exercise period. The exercise price per share for shares underlying all ISOs granted under the stock option plan must be at least equal to the fair market value of a share of our Common Stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of our outstanding capital stock, the exercise price per share for shares underlying any ISO granted must equal at least 110% of the fair market value of a share of Common Stock covered by the ISO on the grant date, and the ISO shall terminate not more than ten years from the grant date.

         Nonstatutory options must terminate not more than eleven years from the date of grant. All options granted under the stock option plan may be exercised over a period of time after such person leaves our employment or after death. All options granted under the stock option plan are non-transferable.

         As of June 3, 2003 the market value of our Common Stock, based upon the closing price on the Nasdaq SmallCap Market, was $0.69 per share. The following table sets forth the amount of all options received, to date, by the persons listed in the table:

                Name                                                           Amount of Options
                ----                                                           -----------------
                Yehuda Tzur, Chairman of the Board                                  306,000
                Arvin Scott, President and Chief Executive Officer                  492,000
                Sami Israel, Vice-President                                          43,000
                Robert W. Zimmer, Chief Financial Officer and Secretary              93,200
                Peter Riofski, Vice President and Controller                         34,840
                All current executive officers, as a group                          969,050
                All current Directors who are not executive officers, as a
                group                                                                30,000
                All employees, including all current officers who are not
                executive officers, as a group                                      250,450

OPTION GRANTS

         The following table sets forth information with respect to options granted to Messrs. Tzur, Scott, Israel and Riofski during the year ended December 31, 2002 under our stock option plan. We did not grant any stock appreciation rights during the year.

                              OPTION GRANTS IN 2002

                                                                                        Potential Realized Value
                                                                                         at Assumed Annual Rates
                                                                                       of Stock Price Appreciation
                                Individual Grants                                            for Option Term
-----------------------------------------------------------------------------------   ------------------------------
                       Number of         % of Total
                      Securities      Options Granted
                      Underlying       to Employees    Exercise Price   Expiration
Name               Options Granted    in Fiscal Year     (per Share)       Date         5% ($)          10% ($)
----               ---------------    --------------     -----------    ----------      ------          -------
Yehuda Tzur             25,000             20.%             $3.56        1/2/2012       $111,943        $283,686
Arvin Scott             50,000             41.0%            $3.56        1/2/2012       $222,866        $567,372
Sami Israel             10,000             4.1%             $3.56        1/2/2012       $ 22,389        $ 56,737
Peter Riofski           10,000             4.1%             $1.52        5/1/2012       $  9,959        $ 24,225

AGGREGATE OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information on option exercises during the year ended December 31, 2002 by our executive officers and the value of these officers' unexercised stock options as of December 31, 2002.


                                                        Number of Unexercised           Value of Unexercised
                                                         Options at 12/31/02       In-the-Money Options at 12/31/02
                                                    -----------------------------  --------------------------------
                        Shares
                       Acquired         Value
Name                on Exercise (#)  Realized ($)    Exercisable   Unexercisable    Exercisable     Unexercisable
----                ---------------  ------------    -----------   -------------    -----------     -------------
Yehuda Tzur                0               0             86,000        45,000            0                0
Arvin Scott                0               0            181,000        86,000            0                0
Sami Israel                0               0             11,600        11,400            0                0
Robert Zimmer              0               0             10,000        40,000            0                0
Peter Riofski              0               0             20,000        17,000            0                0

COMPARATIVE PERFORMANCE GRAPH

         The graph set forth below compares cumulative total shareholder return on our Common Stock with the cumulative total return of the companies listed on the Nasdaq Stock Market (U.S. Companies) ("Nasdaq Market Index") and an industry group consisting of publicly-traded companies included in our Standard Industrial Classification Code (SIC Code 5013 - Motor Vehicle Supplies & New Parts) (the "Industry Index") for the period from December 31, 1997 to December 31, 2002. The comparison assumes the investment of $100 in Common Stock, the Nasdaq Market Index and the Industry Index on December 31, 1997 and the reinvestment of all dividends. The shareholder return of each of the companies in the Industry Index has been weighted according to market capitalization at the beginning of each measurement period. Although most of the companies included in the Industry Index engage in the distribution of brake parts, such companies also engage in other lines of business.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                               [PERFORMANCE GRAPH]

                1997            1998            1999            2000            2001            2002
             ------------------------------------------------------------------------------------------
UNIVERSAL
AUTOMOTIVE
INDUSTRIES,
INC.             100           61.02          125.42          108.47          186.57           47.19

SIC CODE
INDEX            100           95.69           72.29           77.59          119.26          112.35

NASDAQ
MARKET
INDEX            100          141.04          248.76          156.35          124.64           86.94

                    ASSUMES $100 INVESTED ON JANUARY 1, 1998
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2002

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as Directors, except for:

         o any breach of their duty of loyalty to the corporation or its stockholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

         o any transaction from which the Director derived an improper personal benefit.

         The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         Our certificate of incorporation and bylaws provide that we will indemnify our Directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, Director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, Director, employee or other agent, regardless of whether our bylaws would permit indemnification for the liability.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         We intend to enter into agreements to indemnify our Directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by any Director, executive officer or controller of ours in any action or proceeding, including any action by us or on our behalf, arising out of the person's services as a Director, executive officer or controller, or of any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as Directors and executive officers. The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our Directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our Directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may lose value to the extent we pay the costs of settlement or damage awards against our Directors and officers under these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our Directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our Directors, executive officers and persons who own more than 10% of the outstanding shares of our Common Stock file with the Securities and Exchange Commission certain reports relating to their ownership of Common Stock and changes in such ownership. We are required to identify in this Proxy Statement any persons subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to us, all such reports were filed on a timely basis during the fiscal year ended December 31, 2002.

                              CERTAIN TRANSACTIONS

         We maintain key man term life insurance policies which we purchased through the insurance agency of which Sheldon Robinson, a Director, is an owner, covering the lives of Mr. Scott and Mr. Tzur.

         Our Board of Directors has approved unsecured loans to each of Yehuda Tzur, our Chairman, and Arvin Scott, our President and Chief Executive Officer. The last advances made on these loans was made on September 12, 2001 and the Board of Directors is prohibited from approving any future advances on these loans. As of December 31, 2002, amounts of $191,487 and $153,808 were due from Messrs. Tzur and Scott, respectively. The loans are due on demand and bear interest at the applicable federal rate imposed by the Internal Revenue Service for one-year obligations.

         During 2002, we purchased material from Wanxiang America Corporation, an affiliate of Venture Equities Management, Inc., which holds all of our outstanding Series A Preferred Stock. The aggregate amount of such purchases was approximately $5,400,000.

         We believe that the transactions described above were fair and reasonable and on terms at least as favorable as we would expect to negotiate with an unaffiliated third party. In the future, we intend to present all proposed transactions between us and our officers, Directors, 5% shareholders and affiliates to our Board of Directors for consideration and approval. Any such transaction will require approval by a majority of the Directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

STOCKHOLDERS AGREEMENT AND PROXIES

         In connection with the issuance of the Series A Preferred Stock to Venture Equities Management, Inc., or "VEMI," we, Mr. Tzur, Mr. Scott, Mr. Israel and VEMI entered into a stockholders agreement. In the stockholders agreement Mr. Tzur, Mr. Scott and Mr. Israel agreed to vote their shares in favor of, and we agreed to take all actions within our control so that our Board of Directors will consist of nine members, two of whom are designated by VEMI, and that one of the individuals designated by VEMI would be appointed as co-chairman of the Board. We also agreed to take any actions within our control, and these shareholders agreed to vote in favor of actions, needed to ensure that the composition of the Board of Directors of each of our subsidiaries would be proportionate to that of our Board, provided that at least one VEMI designee was on the Board of each of our subsidiaries, and that the composition of any committees of our Board of Directors would be proportionate to that of our Board, provided that at least one VEMI designee would be on each committee. The stockholders' agreement also provides that Mr. Tzur, Mr. Scott and Mr. Israel will vote their shares in favor of the election of the VEMI designees to our Board of Directors. As noted in "Directors, Executive Officers and Key Personnel," our Board is currently comprised of seven persons, including one VEMI nominee, and we remain prepared to add a second director nominee from VEMI, when and if nominated by VEMI.

         The stockholders agreement provides that if Mr. Tzur, Mr. Scott or Mr. Israel wish to transfer their shares, they must notify VEMI of the proposed transfer and that VEMI has the right to purchase the shares on the proposed terms. The agreement provides a similar right to Mr. Tzur, Mr. Scott and Mr. Israel in the event VEMI proposes to transfer its shares to one of our competitors.

         In the stockholders agreement, we also granted pre-emptive rights to VEMI which entitle VEMI, in connection with most offerings of stock or securities convertible into stock, to purchase a number of the new securities sufficient to enable VEMI to maintain its percentage of ownership of our voting stock, on the most favorable terms made available to other purchasers in the offering. The pre-emptive rights granted to VEMI do not apply to the issuance of up to 200,000 shares of our Common Stock under our stock option plan to persons who have never been Directors, or shares issued upon the exercise of options or warrants outstanding on the date we issued the Series A Preferred Stock. The provisions of the stockholders agreement with regard to the designation of Directors by VEMI and similar matters, the rights of VEMI and Mr. Tzur, Mr. Scott and Mr. Israel to purchase Common Stock in specified circumstances and the pre-emptive rights granted to VEMI will terminate if the shares of our Common Stock into which the shares of the Series A Preferred Stock owned by VEMI are convertible fall below 1,007,190, which is half of the number of shares into which the Series A Preferred Stock was convertible when it was originally issued.

         In connection with the issuance of the Series A Preferred Stock to VEMI, Mr. Scott and Mr. Tzur both executed irrevocable proxies in favor of VEMI or its representative. The proxies cover all the shares of our Common Stock owned by Mr. Scott and Mr. Tzur, which is currently 1,916,100 shares. The proxies effectively grant VEMI voting power over the shares owned by Mr. Tzur and Mr. Scott upon the occurrence of an event of default, as defined in the certificate of designations for the Series A Preferred Stock or the warrant issued to VEMI, which is exercisable if we default under the agreement whereunder VEMI purchased the Series A Preferred Stock. We purchase products from Wanxiang on a regular basis under a supply agreement, which calls for 60 day payment terms. Periodically, depending upon our cash position, certain of our payables to Wanxiang have exceeded 60 days, as is presently the case. Wanxiang has never declared an event of default with regard to its default warrant as a result of the foregoing, and the default warrant has a 30 day cure period in the event of monetary defaults. The proxies generally give VEMI the power to vote a number of shares owned by Mr. Scott and Mr. Tzur equal to the number of shares it acquires upon exercise of the default warrant, which can only be exercised if a defined event of default occurs. However, if the default in question stems from our breach of any provision of the purchase agreement relating to the issuance of the Series A Preferred Stock, the stockholders agreement described above, any of the warrants issued to VEMI, or the supply agreement entered into with Wanxiang America Corporation, VEMI or its designee will have the right to vote all of the shares held by Mr. Tzur and Mr. Scott whether or not it exercises the default warrant. If a default occurs, which grants VEMI or its designee voting rights over all of the shares and is later cured, the voting rights will terminate after one year from the date of cure of the default.

                              INDEPENDENT AUDITORS

         Our Audit Committee of the Board of Directors annually considers and recommends to the Board the selection of our independent public accountants. As recommended by our Audit Committee on June 20, 2002, the Board of Directors decided to no longer engage Altschuler Melvoin and Glasser LLP ("AM&G") as our independent public accountants and engaged Ernst & Young LLP to serve as our independent public accountants for 2002.

         AM&G's reports on our consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. AM&G's report on our consolidated financial statements for 2001 was issued on March 27, 2002 containing an unqualified opinion in conjunction with the publication of our Annual Report to Shareholders and the filing of our Annual Report on Form 10-K.

         During our two fiscal years ended December 31, 2000 and 2001 and through June 20, 2002, there were no disagreements with AM&G on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to AM&G's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

         During our two fiscal years ended December 31, 2002 and 2001 and through June 20, 2002, we did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a) (2) (i) and (ii) of Regulation S-K.

         A representative of Ernst &Young is expected to be present at the Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate Stockholder questions.

         The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our audit financial statements for 2002 and fees billed for other services rendered by Ernst & Young, LLP.

Audit fees                                                     $ 95,000
Financial Information, System and                                     0
Design and Implementation Fees
All Other Fees (1)                                               20,250
                                                               --------
Total fees                                                     $115,250
                                                               ========

(1) Consists of $15,000 for review of Form 10-Q Quarterly Reports and $5,250 for tax related services.

         Our Audit Committee has determined that the provision by Ernst & Young LLP of services other than for audit services is compatible with maintaining Ernst & Young LLP's independence.

                          DATE FOR RECEIPT OF PROPOSALS

         In order for Stockholder proposals to be included in the proxy materials for the 2004 Meeting of Stockholders, any such proposal must be received by us at our executive offices not later than February 8, 2004 and meet all other applicable requirements for inclusion therein.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any other matter to come before the Meeting. However, if any such matter does come before the Meeting which requires the vote of the Stockholders, it is the intention of the persons named in the enclosed Proxies to vote the shares of Common Stock represented thereby in accordance with the recommendations of our management and their judgment on such matter.

                           ANNUAL REPORT ON FORM 10-K

         A copy of our Annual Report on Form 10-K for the year ended December 31, 2002 will be provided free of charge to Stockholders upon written request directed to Universal Automotive Industries, Inc., 11859 South Central Avenue, Alsip, Illinois 60803, Attention: Robert W. Zimmer. In addition, this Annual Report is available free of charge on our website, www.universalbrake.com.

                                    By order of the Board of Directors,



                                    Robert W. Zimmer, Secretary

Chicago, Illinois
June 9, 2003

PROXY                                                                      PROXY
                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                           11859 SOUTH CENTRAL AVENUE
                             ALSIP, ILLINOIS  60803

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Yehuda Tzur and Robert Zimmer, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the Shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock of Universal Automotive Industries, Inc. (the "Corporation") held of record by the undersigned on June 3, 2003, at the Annual Meeting of Stockholders when convened on July 18, 2003, or any adjournment thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                        (Continued on the reverse side.)

--------------------------------------------------------------------------------

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. X

|                                                                                                                                  |

1.   ELECTION OF DIRECTORS:
     To elect eight Directors to hold office until the next                          In their discretion, the Proxies are authorized
     Annual Meeting of Stockholders, or otherwise as         For   Without  For All  to transact any other business as may properly
     provided in the Corporation's Certificate of            All     All    Except   come before the Meeting or any adjournment
     Incorporation:                                                                  thereof.

     Nominees: Mr. Yehuda Tzur, Mr. Arvin Scott, Mr. Sami    [ ]     [ ]     [ ]
     Israel, Mr. Sheldon Robinson, Mr. Dennis L. Kessier,
     Ms. M. Catherine Jaros, Mr. Zemin Xu and Mr. Alan
     Zeffer.



     ------------------------------------------------
     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
     ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME
     IN THE SPACE PROVIDED ABOVE.

                                                                                     -----------------------------------------------
                                                                                     Signature                                  Date


                                                                                     -----------------------------------------------
                                                                                     Signature
                                                                                     NOTE: Sign exactly as name appears above. If
                                                                                     joint tenant, both should sign. If attorney,
                                                                                     executor, administrator, trustee or guardian,
                                                                                     give full title as such. If a corporation,
                                                                                     please sign corporate name by President or
                                                                                     authorized officer. If a partnership, sign in
                                                                                     full partnership name by authorized person.


------------------------------------------------------------------------------------------------------------------------------------
                                                  /\    FOLD AND DETACH HERE    /\

                                                      YOUR VOTE IS IMPORTANT.

                       PLEASE PROMPTLY INITIAL, DATE, SIGN AND RETURN THE CARD USING THE ADDRESSED ENVELOPE.
                       PLEASE CONTACT ROBERT ZIMMER AT (708) 293-4050 WITH ANY QUESTIONS REGARDING THE ABOVE.

